Exhibit 3(ii)

Article VIII, Sections 1 and 3 of Warwick Valley Telephone Company By-Laws, as amended on December 19, 2007.

Section 1. Form; Signature. The Company shall have the power to authorize the issuance of some or all of the shares of any class or series of its stock either with or without certificates. Any such authorization shall not affect shares already represented by certificates until such certificates are surrendered to the Company or its transfer agent, at which time the treatment of any certificates so surrendered shall be governed by any then effective and applicable resolution of the Company’s Board of Directors, provision of these By-Laws or rule or regulation of any exchange or other market on which the shares represented by the certificates so surrendered may be listed or traded. Any certificates for shares of the Company shall be in such form as shall be determined by the Board of Directors and shall be numbered consecutively and entered in the books of the Company as they are issued. Each certificate shall exhibit the registered holder’s name and the number and class of shares, and shall be signed by the President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and shall bear the seal of the Company or a facsimile thereof. Where any such certificate is countersigned by a transfer agent, or registered by a registrar, the signature of any such officer may be the facsimile signature. In case any officer who signed, or whose facsimile signature or signatures were placed on any such certificate shall have ceased to be such officer before such certificate is issued, it may nevertheless be issued by the Company with the same effect as if he were such officer at the date of issue. With respect to the issuance or transfer of shares without certificates pursuant to the authorization described above, the Company or its transfer agent shall, within a reasonable time after such issuance or transfer, provide the applicable shareholder or shareholders a written notice containing the information required by the New York Business Corporation Law, the New York Uniform Commercial Code and any other applicable law, rule or regulation to be set forth or stated on certificates or on such written statements.

Section 3. Registration of Transfer. Subject to the provisions of the Federal securities laws and to any contractual restriction which may be evidenced by a legend upon the face of the certificate representing such shares or may otherwise be applicable to such shares (including to uncertificated shares if the Company has issued such shares pursuant to Section 1 of this Article VIII), upon surrender to the Company or any transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, or, in the case of uncertificated shares, upon the presentation to the Company or such transfer agent of a genuine and authorized instruction or similar document required by law to effect the transfer of uncertificated securities, together with whatever other types of documentation or assurance the Company or such transfer agent may be entitled by law to request, it shall be the duty of the Company or such transfer agent, in the case of certificated shares, to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books, and in the case of uncertificated shares, to register the transfer as instructed.